EXHIBIT 12.1

DUKE REALTY CORPORATION

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(in thousands, except ratios)

	Three Months Ended March 31, 2011	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007	Year Ended December 31, 2006
Net income (loss) from continuing operations, less preferred dividends	$37,369	$(39,852)		$(327,330)		$14,453		$102,561	$101,147
Preferred dividends	15,974	69,468		73,451		71,426		58,292	56,419
Interest expense	66,082	238,887		205,433		183,448		159,702	156,609

Earnings (loss) before fixed charges	$119,425	$268,503		$(48,446)		$269,327		$320,555	$314,175

Interest expense	$66,082	$238,887		$205,433		$183,448		$159,702	$156,609
Interest costs capitalized	1,500	11,498		26,864		53,456		59,167	36,260

Total fixed charges	67,582	250,385		232,297		236,904		218,869	192,869
Preferred dividends	15,974	69,468		73,451		71,426		58,292	56,419

Total fixed charges and preferred dividends	$83,556	$319,853		$305,748		$308,330		$277,161	$249,288

Ratio of earnings to fixed charges	1.77	1.07		N/A	(2)	1.14		1.46	1.63

Ratio of earnings to fixed charges and preferred dividends	1.43	N/A	(1)	N/A	(3)	N/A	(4)	1.16	1.26

(1)	N/A – The ratio is less than 1.0; deficit of $51.4 million exists for the year ended December 31, 2010. The calculation of earnings includes $348.6 million of non-cash depreciation expense.

(2)	N/A – The ratio is less than 1.0; deficit of $280.7 million exists for the year ended December 31, 2009. The calculation of earnings includes $322.9 million of non-cash depreciation expense.

(3)	N/A – The ratio is less than 1.0; deficit of $354.2 million exists for the year ended December 31, 2009. The calculation of earnings includes $322.9 million of non-cash depreciation expense.

(4)	N/A – The ratio is less than 1.0; deficit of $39.0 million exists for the year ended December 31, 2008. The calculation of earnings includes $292.2 million of non-cash depreciation expense.